Exhibit 99.1

PRESS RELEASE

                Conference Call at 6:00 a.m. PDT, December 7, 2001 - Advanced Power Technology will conduct a conference call at 6:00 a.m. PDT, Friday, December 7, 2001, webcast simultaneously for interested investors via the company’s corporate web site at www.advancedpower.com.  You may access this conference call live by dialing 1-800-360-9865.  International callers please dial 1-973-694-6836.  The content of the call will remain available for replay on the Internet through midnight, January 7, 2002, or by phone through 7:00 p.m., January 7, 2002 at 1-800-428-6051 (international 1-973-709-2089), pass code 218376.  To view a presentation related to the transaction described below, visit APT’s website.

ADVANCED POWER TECHNOLOGY ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE GHz TECHNOLOGY

•     Acquisition in line with strategic focus on high power, high frequency and RF power semiconductors

•     Combination creates supplier with broad RF silicon capability to serve diverse markets

            Bend, Oregon, December 6, 2001 – Advanced Power Technology, Inc. (NASDAQ: APTI), a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power, today announced that it had entered into a definitive agreement to acquire GHz Technology, Inc. a leading supplier of silicon based radio frequency (RF) power transistors in a merger transaction.  Based in Santa Clara, California with approximately 75 employees, GHz’s products are used in a variety of radar, avionics and wireless communications applications.  The acquisition is part of the Company’s ongoing strategy to expand its product and technology portfolio in the RF power arena through both internal development and acquisitions.  The combination will position APT with the products and technology to serve a broad range of RF applications requiring RF power transistors capable of switching at frequencies from 1 mHz to 3.5 gHz.

                Under the terms of the agreement, APT will issue approximately 1.48 million shares of common stock and $13.3 million in exchange for the business and assets of GHz Technology, which will include approximately $7.9 million of cash.  In addition, APT will issue options to purchase 704,099 shares of APT common stock in exchange for outstanding GHz stock options and for the retention of key GHz employees.  APT will increase the number of shares that can be purchased pursuant to options that may be granted under its stock option plan from 1,500,000  to 2,250,000.  Based on APT’s closing price on December 6, 2001 of $10.60, the transaction is valued at approximately $29.1 million.  The Boards of Directors of APT and GHz have unanimously approved the transaction.  Completion of the acquisition is subject to customary closing conditions and does not require APT shareholder approval.  After the close of the transaction GHz shareholders will own approximately 14.6% of the 10.2 million shares of  APT common stock that will be outstanding.  The transaction is expected to be completed within the next 25 to 45 days and is anticipated to be accretive to APT’s revenue per share and cash earnings per share in 2002 without the inclusion of synergies.

                GHz’s products complement APT’s current portfolio of RF products which operate at frequencies ranging from 1 mHz to 100 mHz and are sold into applications such as semiconductor capital equipment, medical imaging and industrial systems. The GHz Technology products are capable of switching frequencies ranging from 10 mHz to 3.5 gHz and are primarily sold into applications such as radar, avionics and wireless communications as well as semiconductor capital equipment. The acquisition adds valuable RF technology to APT’s core capability in RF power transistors allowing APT to better serve its current markets and extending the range of APT products into fast growing higher frequency markets. In addition, GHz will add substantial RF engineering, manufacturing and marketing capability to APT’s existing capabilities.  GHz will become the RF products group for APT with the Discrete Power, Power Module and Aerospace and Defense product groups remaining at APT.  The operations of GHz Technology will continue to be managed by GHz’s President and CEO, Frank Schneider, who will report to Patrick Sireta, President and CEO of APT.

The transaction is consistent with APT’s objective of expanding its RF market presence, technologies and product offering, including through strategic acquisitions.  Patrick Sireta, APT’s Chief Executive Officer said, “By combining the two RF product lines APT will have comprehensive RF silicon technology coverage from 1 mHz to 3.5 gHz. Together, we believe we will increase our critical mass, expand our technology base and strengthen our ability to serve our customers. I believe the additional RF capability this combination brings coupled with the strong product and technology portfolio in our core business focused on high power and high frequency power semiconductors, positions APT extremely well across a number of markets.”

Patrick Sireta stated further, “We are excited about this strategic combination and look forward to capitalizing on the significant opportunities that it will present.  Our existing and future RF business is mostly based on proprietary products with relatively long product life cycles and limited competition. This, combined with attractive growth potential makes the RF space one to which we are strategically committed. ”

About Advanced Power Technology

                Advanced Power Technology is a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power.  The Company’s products are used in communications and Internet infrastructure equipment, semiconductor capital equipment, as well as medical, industrial, and military and aerospace systems.  Important information about Advanced Power Technology, Inc., including press releases and SEC filings, are available at no charge through the Company’s Web site at www.advancedpower.com.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  APT cautions that such statements are subject to a number of uncertainties, and actual results may differ materially.  Factors that could affect the company’s actual results include the ability of subcontractors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the Company’s mix of product shipments; the accuracy of customers forecasts; the effectiveness of the Company’s efforts to control and reduce costs; and other uncertainties disclosed in the Company’s S-1 filing with the Securities and Exchange Commission dated August 7, 2000, Annual Report on Form 10K filed on March 21, 2001 and other periodic filings made by the Company.  The Company assumes no obligation to update the information in this release.

Company Contact:

Greg M. Haugen

Vice President, Finance and

Administration and CFO

Tel:  (541) 382-8028

Fax:  (541) 389-1241

E-Mail:   gregh@advancedpower.com